NYSE GROUP

                                             NYSE Group, Inc.     11 Wall Street
                                                         New York, New York 1005
                                               t 212.656.2800     F 212.656.3939



May 22, 2006



Mr. Jan-Michiel Hessels
Chairman, Supervisory Board
Euronext N.V.
Beursplein 5
1012 JW Amsterdam
The Netherlands

Mr. Jean-Francois Theodore
Chief Executive Officer
 and Chairman of the Managing Board
Euronext N.V.
Euronext Paris
39 rue Cambon
F 75039 Paris Cedex 01
France


Dear Jan-Michiel and Jean-Francois:

We are excited about our discussions with you on the potential business combination of NYSE Group, Inc. and Euronext N.V. From our discussions, it is clear that our companies share a mutual vision for creating the first truly global marketplace with the world's largest pool of liquidity. This is a transformative and compelling opportunity. Combining our two companies will be a significant and historic step that will benefit global securities markets and all of our stakeholders, including shareholders, customers, employees, issuers and the investing public in the United States, Europe and across the globe.

SHARED GLOBAL VISION AND GROWTH STRATEGY

A combined NYSE-Euronext will create the largest securities marketplace in the world, comprising seven exchanges in six countries. Our global reach and multi-product offerings will enable the company to create new listing, trading and market-data opportunities. The company will also be well positioned to leverage both the NYSE and Euronext brands, including LIFFE, to expand and broaden existing businesses into areas of future growth.

The company will deliver superior customer choice, ultimately empowering investors to move assets seamlessly across continents and time zones. Our markets will cover more time zones than any other exchange group, in two of the world's main currencies, and will serve the


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largest investor base in equities, bonds and derivatives,  including futures and options. Our seven securities marketplaces will leverage the best of our collective technology to provide fast, efficient and innovative tools for investors. We are committed to the horizontal business model that we both operate.

The company will offer the world's largest listing venue, with a total global market capitalization of our collective listed companies of $27 trillion ((euro)21 trillion), nearly three times the size of the next largest marketplace and more than the next four largest marketplaces combined. The vast pool of liquidity that the combination will create will prove beneficial and attractive to investors and issuers around the world.

FINANCIAL BENEFITS

We believe that our partnership will also provide substantial benefits to our respective shareholders in the form of a broad, balanced and growing mix of revenues. Our due-diligence efforts have identified significant cost and revenue synergies estimated at $375 million ((euro)293 million). Consequently, we are highly confident that this transaction will create considerable earnings-per-share accretion, and significant value for our respective shareholders. Our combined company will also generate substantial cash, which obviously will benefit our shareholders, but also our users, through continued investment in technology that will reduce costs and risk.

TERMS OF THE BUSINESS COMBINATION

At your request, we are pleased to provide this letter that outlines the terms of the business combination transaction that we have discussed with you and that our Board of Directors has approved. Under the transaction, there will be a new Delaware holding company named "NYSE Euronext."

In the transaction, Euronext shareholders will be offered the right to exchange each Euronext ordinary share for (euro)21.32 in cash and 0.980 of a share of NYSE Euronext common stock, and each share of outstanding NYSE Group common stock will be converted into one share of NYSE Euronext common stock. This consideration is equivalent to an exchange ratio of 1.4000 shares of NYSE Euronext common stock for each Euronext ordinary share, with 30% of the aggregate consideration paid in cash based on the closing price of NYSE Group common stock of $64.50 on May 19, 2006. The exchange offer will contain a mix-and-match election to permit Euronext shareholders to elect more cash or more stock to the extent that either is available. The cash election and stock election will be subject to proration to ensure that the aggregate amount of cash and aggregate number of shares of NYSE Euronext common stock issued in the exchange offer are the same that would have been issued if all tendering shareholders received the standard offer consideration. The terms of our transaction also assume that Euronext will pay to its shareholders its ordinary dividend of (euro)1 per share this year, as well as its previously announced extraordinary dividend of (euro)3 per share.

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As a result of the  transaction,  NYSE  Group and  Euronext  equityholders  will become owners of NYSE Euronext, which will hold the businesses of NYSE Group and Euronext. NYSE Euronext common stock will be listed on both the New York Stock Exchange and Euronext, and will trade in the local currency of each market.

LEADERSHIP AND GOVERNANCE

We share the belief that the first global exchange must be led by a global board of directors and management team. Accordingly the Board of Directors of NYSE Euronext will consist of 20 directors. Two of the directors will be the Chairman of the Supervisory Board of Euronext, Jan-Michiel Hessels, who will be the Chairman of the Board of Directors of NYSE Euronext; and the Chairman of the Board of Directors of NYSE Group, Marshall N. Carter, who will be the Deputy Chairman of the Board of Directors of NYSE Euronext. Two additional directors will be the Chief Executive Officer of NYSE Group, John A. Thain, who will be the Chief Executive Officer of NYSE Euronext; and the Chief Executive Officer of Euronext, Jean-Francois Theodore, who will be the Deputy Chief Executive Officer of NYSE Euronext and will have direct responsibility for the European business. An additional nine directors of NYSE Euronext will be drawn from the NYSE Group Board of Directors, and the remaining seven directors will be designated by Euronext's Supervisory Board. The day-to-day operations of NYSE Euronext and its subsidiaries will be managed by a Management Committee, which will consist of an equal number of designees from NYSE Group and Euronext. The international character of the Board of Directors should not be fleeting, and therefore the combined company's bylaws will contain appropriate provisions to ensure this composition going forward. This joint American-European governance structure is not just about geographic diversity - but also about leveraging the excellence brought to this combination from both management teams.

Our combination will create a truly global securities exchange. The executive offices of NYSE Euronext will be NYSE Group's current headquarters and the headquarters for the European businesses of NYSE Euronext will be Euronext's current headquarters. Indeed, our transaction will solidify the standing of Euronext as the premier financial marketplace of continental Europe.

REGULATORY FRAMEWORK

We embrace the importance of cooperative multilateral regulation and admire the effectiveness of the regulatory entities comprising the College of Regulators governing Euronext's local marketplaces. We believe that direct consultation between these regulators and the U.S. Securities and Exchange Commission will result in an effective working relationship among the combined company's regulators. Investors and issuers will be assured that each of the combined company's markets is regulated in accordance with applicable local requirements.

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PROMPT CLOSING AND INTEGRATION

This letter confirms the terms of the business combination transaction that we have been discussing with you; it is not intended to and does not create any legal obligation, which will only be created if and when our companies execute a definitive agreement. We look forward to doing so as soon as possible. Given the complementary nature of our businesses and the lack of business overlap, we do not expect competition issues, and we are fully confident in our ability to execute this transaction quickly. Euronext's experience joining together four stock markets and a leading derivatives exchange, along with NYSE Group's recent transformative transaction experience, demonstrate that both our companies can complete challenging transactions and successfully integrate exchange businesses to deliver the expected synergies. Together, let us seize this opportunity to create the world's premier financial marketplace.

We are committed to moving forward with the transaction described in this letter and to achieving a business combination that will create the world's first truly global marketplace.



Yours sincerely,

/s/ Marshall N. Carter                  /s/ John A. Thain

Marshall N. Carter                      John A. Thain
Chairman of the Board of Directors      Chief Executive Officer